EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in Registration Statement Nos. 333-227860, 333-223439, 333-226259, 333-245177, 333-240226 and 333-239826 of our report dated March 1, 2021, relating to the consolidated financial statements of Skye Bioscience, Inc., formerly known as Emerald Bioscience, Inc., and Subsidiaries, which report includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern, for the years ended December 31, 2020 and 2019.

/s/ Mayer Hoffman McCann P.C.

Irvine, California

March 1, 2021